Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made by and between Devin Nunes (“Executive”) and Trump Media & Technology Group Corp., on behalf of itself and its wholly-owned subsidiary TMTG Sub Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).

RECITALS

WHEREAS, Executive and the Company are party to that certain Executive Employment Agreement, effective as of January 2, 2022, which was amended as of March 7, 2024 (collectively, the “Employment Agreement”).

WHEREAS, Executive’s employment with the Company will terminate effective April 21, 2026 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.         Recitals.  The Recitals set forth above are expressly incorporated into this Agreement.

2.       Separation of Employment.  As of the Termination Date, Executive will cease to be an employee of the Company, as well as an employee, officer or director of the Company or any subsidiary or affiliate of the Company, with no further action or notice required.  In connection with Executive’s separation of employment, the Parties expressly agree to waive any notice and cure periods set forth in Section 5 of the Employment Agreement.

3.       Accrued Benefits.  To the extent not already paid to Executive, Executive shall receive the Accrued Benefits as defined in the Employment Agreement.

4.       Consideration.  In consideration of the Executive’s promises contained in this Agreement, and subject to the terms and conditions in this Agreement, the Company agrees to provide Executive with the payments and equity compensation amounts set forth in this Section 4 (collectively, the “Separation Benefits”), which Executive and the Company expressly agree are in lieu of, and not in addition to, any separation or severance benefits set forth in the Employment Agreement or any Company plan, program or policy:

(i)        continuation of Executive’s base salary in effect on the Termination Date for the period beginning on the Termination Date through September 30, 2026 (the “Separation Pay”); and

(ii)       accelerated vesting of 96,721 time-based restricted stock units (“TRSUs”) granted to Executive on August 6, 2025 under the Company’s 2024 Amended & Restated Equity Incentive Plan (as amended to date, the “Plan” and, together with the applicable TRSU award agreement, the “TRSUs Documents”). As used in the foregoing sentence, “accelerated vesting” means vesting as of the Termination Date, with settlement of the TRSUs to occur on the third business day following the date of the public release of the Company’s earnings for the quarter ended March 31, 2026.  All other unvested equity awards (except the TRSUs) held by Executive under the Plan as of the Termination Date will terminate immediately.

The Separation Pay will be paid in equal installments months following the Termination Date (except for the first pro rata monthly payment), payable in accordance with the Company’s normal payroll practices and subject to lawful withholdings and deductions, which installments shall commence on the next regularly scheduled pay date following the Effective Date of this Agreement.  The first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

5.          Benefits.  Executive agrees that Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date, subject to Executive’s right to continue Executive’s coverage under COBRA

6.          Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided (or agreed to pay or provide in the normal course) all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.  Executive specifically represents that (other than unsettled equity compensation that vested prior to the Termination Date) Executive is not due to receive any equity compensation or other incentive compensation from the Company except as set forth in this Agreement.

7.        Cooperation.  From the date hereof through and following Executive’s Separation Date, Executive agrees to cooperate fully with the Company and its counsel (i) concerning reasonable requests for information about the business of the Company or Executive’s involvement and participation therein; (ii) in connection with the actual or contemplated defense, prosecution or investigation of any claims, litigations, arbitrations, regulatory proceedings or other actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company or about which Executive might have knowledge, including without limitation any pending actions rising out of or relating to the actions of Patrick Orlando (“Litigation”) and (iii) in connection with any investigation, audit or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Department of Justice, the Securities and Exchange Commission, and the Financial Industry Regulatory Authority) as any such investigation, audit or review relates to events or occurrences that transpired while Executive was employed by the Company or about which Executive might have knowledge (“Investigation”).  Nothing in this Agreement shall be construed to prevent Executive from providing truthful testimony or information in response to a lawful subpoena, court order, or governmental or regulatory request.

Executive’s full cooperation shall include, without limitation, being available to meet and speak with officers or employees of the Company and/or its counsel (unless otherwise agreed to by the Executive and the Company) at a location in the state of Florida as chosen by the Company and/or its counsel and at reasonable times; timely executing accurate and truthful documents; sitting for depositions and/or providing complete, truthful and accurate testimony at depositions, hearings, trials, or other proceedings at the request of the Company or its counsel without the necessity of a subpoena; and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.  In requesting such cooperation, the Company will consider other commitments that Executive may have at the time of the request.  Notwithstanding, the Executive agrees to provide multiple dates of availability within any given one month period at the request of the Company or its counsel for cooperation.  The Executive agrees not to cancel any such appearances absent extenuating circumstances.  The Executive agrees to have counsel for the Company serve as his counsel in the Litigation and agrees to meet with counsel for the Company for a period of time up to 7 hours in preparation for any testimony or interview in connection with any Litigation (as well as for any Investigation absent a conflict of interest).  The Executive may also have individual counsel of his choice at his expense to work in conjunction with counsel for the Company on any matters relating to any Litigation or Investigation.  All communications with Executive by counsel for the Company shall remain subject to the Company’s attorney client privilege.  The Company further agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses (for the avoidance of doubt, such reimbursement does not include lost wages or earnings) incurred in connection with your performance of obligations pursuant to this Section. The Company agrees that for cooperation obligations other than preparation for deposition or testimony, the cooperation can take place remotely by Zoom. Executive acknowledges that the consideration provided under this Agreement constitutes adequate and sufficient consideration for Executive’s cooperation obligations under this Section 7.

8.         Release of Claims.  Executive agrees that payment and provision of the Separation Benefits represent settlement in full of all outstanding obligations owed to Executive by (i) the Company; (ii) its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns; and (iii) individuals who begin serving as officers or directors of the Company within a year following the date of this Agreement (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.         any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.            any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.          any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.          any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; the California Family Rights Act; the California Labor Code; the California Business & Professions Code; the California Government Code; the California Civil Code; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;

e.            any and all claims for violation of the federal or any state constitution;

f.             any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.         any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.          any and all claims for attorneys’ fees and costs, provided, however, that the release under this Section 8(h) shall not supersede, and is not intended to alter, Executive’s right to advancement and/or indemnification under the Company’s applicable Articles of Incorporation or that certain Indemnification Agreement between Company and Executive dated March 25, 2024.

Executive specifically agrees that this Agreement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq., based on alleged violations of Labor Code provisions.  Executive further covenants that Executive will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including unemployment insurance and workers’ compensation claims.  Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

9.          Acknowledgment of Waiver of Claims under ADEA.  Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired unexercised; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Executive signs this Agreement.  The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

10.        California Civil Code Section 1542.  Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

11.         No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

12.      Trade Secrets and Confidential Information/Company Property.  Executive acknowledges that Executive has had access to confidential or proprietary information, including, but not limited to, current and prospective information regarding financial information, personnel information, inventions, trade secrets, customer lists, supplier lists, business plans, processes and technology concerning the business, management, customers, employees, plans, finances, suppliers and assets of the Company and its affiliated persons and entities which is not generally known outside the Company (collectively, “Proprietary Information”). To the fullest extent permitted by law, Executive agrees that Executive has not and shall not at any time, directly or indirectly, use for any purpose, divulge, furnish or make accessible to any person, whether for Executive’s own benefit or the benefit of any third-party, any Proprietary Information, but instead shall keep all Proprietary Information strictly and absolutely confidential except to the extent that such information becomes a matter of public knowledge (other than as a result of an unauthorized disclosure of such information or a violation of this Agreement) or as may otherwise be required or permitted by law. Executive hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  Executive affirms that Executive has returned all documents and other items (including electronically stored documents and items) provided to Executive by the Company, developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.  Executive further affirms that Executive has provided to the Company all documents and information within Executive’s possession, custody or control that relate to any pending or anticipated legal, regulatory or investigative proceedings.

13.        Company Innovations. Executive acknowledges and agrees that any work product and other intellectual property (whether tangible or intangible) prepared, conceived, or developed by Executive (whether alone or jointly with others), from the inception, and during the term, of Executive’s employment with the Company, or that resulted from the use of premises, personal property or other resources of the Company, including (without limitation) all ideas, inventions, discoveries, patents, trademarks, copyrights, trade secrets, know-how, software, written documents, and electronic data pertaining thereto (collectively, the “Inventions”), are and shall remain the exclusive property of the Company, and shall be considered Proprietary Information of the Company. Executive agrees that, when appropriate and upon written request of the Company, Executive shall acknowledge that all works of authorship included in the Inventions constitute “works for hire” and shall cooperate in the filing for patents, copyrights, or trademarks with regard to any or all such Inventions and shall sign any documentation necessary to evidence ownership of such Inventions in the Company. hereby agrees to assign and does assign to the Company, and its successors and assigns, all of Executive’s right, title and interest in and to the Inventions for the Company’s and its successors and assigns, all right, title and interest in and to the Inventions for their own use and enjoyment, including all income, proceeds, royalties, damages, claims and payments, whether accrued or hereafter accruing, and all causes of action, at law or in equity for past, present or future infringement, violation or misappropriation of the Inventions, together with the right to sue for, and collect the same.  Notwithstanding the foregoing, this Section does not apply to Inventions that Executive cannot be required to assign by law (including, without limitation, pursuant to California Labor Code Section 2870 (attached as Exhibit A)). Executive has reviewed the notification in Exhibit A and agrees that Executive’s signature on this Agreement acknowledges receipt of the notification.

14.      No Assistance.  Executive agrees that Executive will not knowingly encourage, counsel, assist, or provide information or testimony to any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  Executive agrees to (A) immediately within 24 hours notify the Company upon receipt of any such subpoena, court order, or other legal process (B) furnish, within three (3) business days of its receipt, a copy of such subpoena, court order, or other legal process so that the Company may seek a protective order, move to quash such subpoena or order or pursue any other appropriate remedy if it so chooses, and (C) cooperate fully with the Company in connection with any effort by the Company to quash, limit, or modify any subpoena or other legal process served on Executive that relates to the Company or any of its affiliates, including by joining in or consenting to any motion to quash filed by the Company.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

15.         Nondisparagement.  Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from interfering, impeding, or preventing the contracts and/or relationships of any of the Releasees.  Executive agrees to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company or the Company’s services.  Notwithstanding the foregoing, nothing in this Agreement prevents Executive from discussing or disclosing truthful information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or from making truthful statements or disclosures about alleged unlawful employment practices. Executive shall not take or use any Company information that is confidential under applicable law to which Executive had access during the scope of Executive’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients.  Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Executive’s last position and dates of employment. Nothing in this Agreement shall be construed to prevent Executive from providing truthful testimony or information in response to a lawful subpoena, court order, or governmental or regulatory request.

The Company agrees that it will refrain from making public disparaging statements about the Executive, and that it will undertake best efforts to cause the Releasees to refrain from making public disparaging statements about the Executive on behalf of the Company.

16.       Protected Disclosure.  Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action).

17.      Concerted Activity. Nothing in this Agreement, including but not limited to its non-disparagement, cooperation, no assistance and confidentiality provisions, is intended to preclude or dissuade Executive from engaging in activities protected by state or federal law (including under Section 7 of the National Labor Relations Act, if applicable), such as discussing wages, benefits, or other terms and conditions of employment or raising complaints about working conditions for the purpose of mutual aid or protection.  The Company will not construe this Agreement in a way that limits such rights.

18.        Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement (other than $5,000, which the Parties agree constitutes adequate consideration for the release set forth in this Agreement) and to obtain damages, except as provided by law.

19.      No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

20.        Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

21.        Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement.  Executive agrees and understands that Executive is responsible for payment, if any, of the employee portion of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

22.        Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23.       No Representations.  Executive represents that Executive has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

24.        Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

25.       Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

26.      Entire Agreement.  This Agreement, together with the TRSU Documents, represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company.

27.      No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and a duly authorized representative of the Company.

28.       Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Executive consents to personal and exclusive jurisdiction and venue in the State of Florida.  The Parties acknowledge and agree that the arbitration provisions set forth in the Employment Agreement remain in effect following the Termination Date.

29.        Effective Date.  Executive understands that this Agreement shall be null and void if not executed by Executive within twenty-one (21) days.  In the event that Executive signs this Agreement within twenty-one days, then Executive has seven days after such date to elect whether to revoke his acceptance of the Agreement.  This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”).  If Executive fails to timely sign the Agreement, or signs and then revokes the Agreement, Executive shall not be entitled to the Separation Benefits.

30.        Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

31.      Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees.  Executive acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Executive is fully aware of the legal and binding effect of this Agreement.

[Signature page follows; Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Devin Nunes, an individual

Dated: April 21, 2026	/s/ Devin Nunes
Devin Nunes

Trump Media & Technology Group Corp.

Dated: April 21, 2026	By	/s/ W. Kyle Green
Name: W. Kyle Green
Its: Director

Exhibit A

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)        Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)          Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)          Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”